Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Jimmy Choo PLC

We have audited the accompanying consolidated financial statements of Jimmy Choo PLC and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and 2015, and the related consolidated statements of income, other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jimmy Choo PLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

Birmingham, UK
October 4, 2017

JIMMY CHOO PLC

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED 31 DECEMBER

	Note	2016 £M	2015 £M
Revenue	3	364.0	317.9
Cost of sales		(131.0)	(118.7)

Gross profit		233.0	199.2
Selling and distribution expenses		(127.6)	(104.6)
Administrative expenses		(62.9)	(64.8)

Operating profit	4	42.5	29.8
Financial income	8	—	2.8
Financial expenses	8	(15.3)	(5.4)
Loss on financial instruments	8	(9.5)	(5.1)

Profit after financing expense		17.7	22.1
Share of profit of associates	13	—	—

Profit before tax		17.7	22.1
Taxation	9	(2.3)	(2.7)

Profit for the year		15.4	19.4

Earnings per share – basic and diluted (pence)	5	4.1	5.1

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED 31 DECEMBER

	2016 £M	2015 £M
Profit for the year	15.4	19.4
Other comprehensive income
Items that are or may be recycled subsequently to the income statement:
Foreign currency translation differences	(10.3)	0.4
Income tax credit on items that are or may be recycled subsequently to profit and loss	1.2	0.1

Other comprehensive income for the year, net of tax	(9.1)	0.5

Total comprehensive income for the year	6.3	19.9

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 31 DECEMBER

	Note	2016 £M	2015 £M
Non-current assets
Intangible assets and goodwill	10	607.2	596.0
Property, plant and equipment	11	56.6	50.4
Investments in equity-accounted investees	13	0.2	0.2
Deferred tax asset	14	11.4	9.2

Total non-current assets		675.4	655.8

Current assets
Inventories	15	78.1	54.8
Trade and other receivables	16	50.1	42.7
Current tax assets		1.1	0.8
Cash and cash equivalents		14.8	13.8

Total current assets		144.1	112.1

Total assets		819.5	767.9

Current liabilities
Borrowings	17	(12.5)	(17.8)
Trade and other payables	18	(112.3)	(86.8)
Other current liabilities	19	(2.6)	(1.3)
Current tax liabilities		(4.9)	(8.0)
Other financial liabilities	22	(2.2)	(1.3)

Total current liabilities		(134.5)	(115.2)

Non-current liabilities
Borrowings	17	(141.3)	(117.4)
Trade and other payables	18	(7.6)	(5.2)
Other non-current liabilities	19	(13.4)	(14.3)
Deferred tax liabilities	14	(46.5)	(48.9)

Total non-current liabilities		(208.8)	(185.8)

Total liabilities		(343.3)	(301.0)

Net assets		476.2	466.9

Equity attributable to equity holders of the parent
Share capital	20	389.7	389.7
Share premium	20	99.5	99.5
Own shares reserve	20	(15.6)	(16.7)
Translation reserve	20	(12.8)	(2.5)
Retained earnings/(deficit)	20	15.4	(3.1)

Total equity		476.2	466.9

The accompanying notes are an integral part of the consolidated financial statements.

These consolidated financial statements have been authorised for issue by Jonathan Sinclair, Director on 4 October 2017.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Note	Share capital £M	Share premium £M	Own shares reserve £M	Translation reserve £M	Retained earnings £M	Total equity £M
Balance at 1 January 2015		389.7	99.5	(16.7)	(2.9)	(25.5)	444.1
Profit for the year		—	—	—	—	19.4	19.4
Other comprehensive income		—	—	—	0.4	0.1	0.5

Total comprehensive income for the year		—	—	—	0.4	19.5	19.9

Charge for the year under equity-settled share-based payments						2.9	2.9

Total transactions with owners		—	—	—	—	2.9	2.9

Balance at 31 December 2015	20	389.7	99.5	(16.7)	(2.5)	(3.1)	466.9

Profit for the year		—	—	—	—	15.4	15.4
Other comprehensive (loss)/income		—	—	—	(10.3)	1.2	(9.1)

Total comprehensive (loss)/income for the year		—	—	—	(10.3)	16.6	6.3

Share options exercised during the year		—	—	1.1	—	(1.1)	—
Deferred tax on share-based payments		—	—	—	—	0.2	0.2
Charge for the year under equity-settled share-based payments		—	—	—	—	2.8	2.8

Total transactions with owners		—	—	1.1	—	1.9	3.0

Balance at 31 December 2016	20	389.7	99.5	(15.6)	(12.8)	15.4	476.2

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED 31 DECEMBER

	2016 £M	2015 £M
Cash flows from operating activities
Operating profit	42.5	29.8
Adjustments for:
Depreciation of property, plant and equipment	18.3	16.1
Amortisation of intangible assets	1.6	1.4
Loss on disposal of property, plant and equipment and intangibles	0.4	0.3
Effects of foreign exchange	(1.8)	1.0
Share-based payment expense	2.8	2.9
Increase in trade and other receivables	(4.4)	(0.9)
(Increase)/decrease in inventories	(14.1)	3.0
Increase/(decrease) in trade and other payables	13.2	(6.8)

Cash generated from operating activities	58.5	46.8
Income taxes paid	(8.7)	(3.8)
Interest paid	(5.7)	(5.6)
Settlement of derivatives	(8.6)	(6.7)

Net cash inflow from operating activities	35.5	30.7

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	(0.3)	(3.4)
Acquisition of property, plant and equipment	(18.6)	(18.9)
Acquisition of other intangible assets	(10.0)	(6.9)

Net cash outflow from investing activities	(28.9)	(29.2)

Cash flows from financing activities
Proceeds from borrowings	136.0	7.8
Repayment of borrowings	(142.5)	(7.5)
Capital contribution from joint venture partner	—	0.1

Net cash (outflow)/ inflow from financing activities	(6.5)	0.4

Net increase in cash and cash equivalents	0.1	1.9
Cash and cash equivalents at start of year	13.8	12.0
Effect of exchange rate fluctuations on cash held	0.9	(0.1)

Cash and cash equivalents at end of year	14.8	13.8

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Jimmy Choo PLC (the “Company”) and its subsidiaries (together referred to as the “Group”) is a global luxury shoes and accessories brand owner, wholesaler and retailer incorporated and domiciled in the United Kingdom.

The consolidated financial statements of the Group have been prepared and approved by the Directors in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The accounting policies set out below have, unless otherwise stated, been applied consistently to all years presented in these Group financial statements.

Judgements made by the Directors in the application of these accounting policies, that have a significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year, are discussed in note 2.

1.1 MEASUREMENT CONVENTION

The financial statements have been prepared on the historical cost basis, except for financial instruments that are measured at revalued amounts or fair values at the end of each reporting year, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The principal accounting policies adopted are set out below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of International Accounting Standard (“IAS”) 17 and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

1.2 GOING CONCERN

The Group’s consolidated financial statements are prepared on a going concern basis as the Directors have a reasonable expectation that the Group has adequate resources to continue in operation for the foreseeable future. The Group has considerable financial resources, following the refinancing of the Group completed on 17 March 2016 together with a strong ongoing trading performance. Details of the Group’s liquidity position and borrowing facilities are described in note 17. Financial risk management objectives, details of financial instruments and hedging activities and exposures to credit risk and liquidity risk are described in note 22.

The Directors have reviewed the Group’s forecasts and projections. These include the assumptions around the Group’s products and markets, expenditure commitments, expected cash flows and borrowing facilities.

Taking into account reasonable possible changes in trading performance and after making enquiries, the Directors have a reasonable expectation that the Group and the Company have adequate resources to continue in operational existence for the foreseeable future. Accordingly, the Directors consider it appropriate to continue to adopt the going concern basis in preparing the financial statements.

1.3 BASIS OF CONSOLIDATION

The Group’s annual financial statements comprise of Jimmy Choo PLC (the Company) and its subsidiaries. These are presented as a single economic entity.

SUBSIDIARIES

Subsidiaries are entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights that are currently exercisable. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group transactions, balances and unrealised profits on transactions between Group companies are eliminated in preparing the Group’s consolidated financial statements.

The results of the subsidiaries are prepared for the same reporting year as the Company, using accounting policies that are consistent across the Group.

Employee benefit trusts that are controlled by the Group are consolidated on the same basis as subsidiaries as set out above.

1.4 ASSOCIATES AND JOINT VENTURES

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. Significant influence is presumed to exist when the Group holds between 20% and 50% of the voting power of another entity. Joint ventures are those entities over whose activities the Group has joint control.

Associates and joint ventures are accounted for using the equity method (equity accounted investees) and are initially recognised at cost. The Group’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an investee.

The Group currently has one associate, for which equity accounting is applied. In addition, the Group has one joint venture which is consolidated as a subsidiary, as the Directors have concluded that the Group has control over the entity by virtue of its control over voting rights.

1.5 FOREIGN CURRENCY

FUNCTIONAL AND PRESENTATIONAL CURRENCIES

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in Pounds Sterling which is the Company’s functional and the Group’s presentational currency.

TRANSACTIONS IN FOREIGN CURRENCIES

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined.

TRANSLATION OF THE RESULTS OF OVERSEAS BUSINESSES

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency at foreign exchange rates ruling at the balance sheet date. The revenue and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Exchange differences arising from this translation of foreign operations are reported as an item of other comprehensive income and accumulated in the translation reserve.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognised in other comprehensive income.

1.6 FINANCIAL INSTRUMENTS

Classification of financial instruments issued by the Group.

Financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions:

a.	they include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and

b.	where the instrument will or may be settled in the Group’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Group’s own equity instruments, or is a derivative that will be settled by the Group’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of the Company’s own shares, the amounts presented in these financial statements for called up share capital exclude amounts in relation to those shares.

FINANCIAL ASSETS

Financial assets are initially recognised at fair value on the consolidated balance sheet when the entity becomes a party to the contractual provisions of the instrument. A financial asset is derecognised when the contractual rights to the cash flow expire or substantially all risks and rewards of the asset are transferred.

I. TRADE RECEIVABLES

Trade and other receivables are included in current assets, except for maturities greater than 12 months after the balance sheet date. Receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less any provision for impairment.

A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is determined as the difference between the asset’s carrying amount and the present value of estimated future cash flows and is recognised in the consolidated income statement in administrative expenses.

II. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in hand and deposits held at call with banks with an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents includes bank overdrafts in addition to the definition above.

FINANCIAL LIABILITIES

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

The Group’s financial liabilities comprise trade and other payables, borrowings and other non-current liabilities including the EBT liability. All financial liabilities are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method except for derivatives, which are classified as held for trading, except where they qualify for hedge accounting and are held at fair value. The fair value of the Group’s liabilities held at amortised cost are approximately equal to their carrying amount. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

I. BANK BORROWINGS

All loans and borrowings are initially recognised at the fair value of the consideration received net of issue costs associated with the borrowing. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method.

Financial expenses comprise interest expense on borrowings and the cost of foreign currency forward contracts.

II. TRADE PAYABLES

Trade and other payables are included in current liabilities, except for maturities greater than 12 months after the balance sheet date. Payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

III. PUT OPTION LIABILITIES OVER NON-CONTROLLING INTEREST

Put options over shares in subsidiaries or joint ventures held by non-controlling interests are recognised initially at fair value through equity when granted. They are subsequently remeasured at fair value at each reporting period with the change in fair value recorded in the consolidated income statement as other finance expenses and income.

IV. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGE ACCOUNTING

The Group uses derivative financial instruments to hedge its exposure to fluctuations in foreign exchange rates arising on certain trading transactions. The principal derivative instruments used are forward foreign exchange contracts taken out to hedge highly probable cash flows in relation to future sales and product purchases.

Derivative financial instruments are recognised at fair value. The gain or loss on remeasurement to fair value is recognised in the consolidated income statement.

1.7 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Leases in which the Group assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Operating lease payments are accounted for as described at 1.16 Operating leases below.

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. The estimated useful lives are as follows:

Leasehold improvements	between 2 and 10 years
Fixtures and fittings, plant and machinery	between 3 and 15 years

Depreciation methods, useful lives and residual values are reviewed at each balance sheet date or if events or changes in circumstances indicate the carrying value may not be recoverable.

1.8 BUSINESS COMBINATIONS

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition related costs are recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

When the consideration transferred by the Group in a business combination includes an asset or liability resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Changes in fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the “measurement period” (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39 or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognised in profit or loss.

When a business combination is achieved in stages, the Group’s previously held interests in the acquired entity is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss, where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

1.9 ACQUISITIONS AND DISPOSALS OF NON-CONTROLLING INTERESTS

Acquisitions and disposals of non-controlling interests that do not result in a change of control are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognised as a result of such transactions. The adjustments to non-controlling interests are based on a proportionate amount of the net assets of the subsidiary. Any difference between the price paid or received and the amount by which non-controlling interests are adjusted is recognised directly in equity and attributed to the owners of the parent.

1.10 INTANGIBLE ASSETS AND GOODWILL

GOODWILL

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units (“CGUs”) and is not amortised but tested annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s CGUs expected to benefit from synergies of the combination. If the recoverable amount of the CGU is less than the carrying amount of the CGU, the impairment loss is allocated first to reduce the carrying amount of goodwill and then to the other assets of the CGU on a pro rata basis. Impairment losses relating to goodwill are not reversed in subsequent years.

For further details see 1.12 Impairment excluding inventories and deferred tax assets.

BRAND

Brands acquired in a business combination are recognised at fair value at the acquisition date and are carried at cost less accumulated impairment.

The Jimmy Choo brand is the only intangible asset that is considered to have an indefinite useful life on the basis that:

•	the brand is central to the business strategy, differentiating the products in the market through building a reputation for excellence and it is not considered realistic to abandon the brand given its importance to the business;

•	the brand does not face technological obsolescence and the luxury market is not a sector with a definite life;

•	the Group is able to protect the brand and associated products from counterfeiters or other infringements through securing protection of its intellectual property and enforcing this through litigation where necessary; and

•	the Group dedicates sufficient resources to support the brand and plans to continue to do so for the foreseeable future. This includes investment across all forms of media to convey the fundamental tenets of the brand.

The brand value is not amortised but subject to an impairment test which is performed annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable.

For further details see 1.12 Impairment excluding inventories and deferred tax assets.

KEY MONEY

Key money paid to the outgoing tenant to enter a leasehold property is stated within intangible assets at cost, net of amortisation and any provision for impairment. Amortisation is charged on key money at rates calculated to write- off the cost, less estimated residual value (which in some locations and geographies equates to cost) on a straight-line basis over the lease term. For locations where key money residual value is carried at cost, an annual assessment of impairment is undertaken which reviews the carrying value of key money and compares this value to key money values paid for recent, similar key money based transactions based on independent third party property reviews. An assessment is then made regarding whether impairment is required for these locations.

OTHER INTANGIBLE ASSETS

The cost of securing and renewing design patents, trademarks and other intangible assets is capitalised at purchase price and amortised by equal annual instalments over the period in which benefits are expected to accrue. The useful economic life of these assets is determined on a case by case basis, in accordance with the terms of the underlying agreement and the nature of the asset.

AMORTISATION

Amortisation is charged to the statement of profit and loss on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Intangible assets with an indefinite useful life including the Jimmy Choo brand and goodwill are systematically tested for impairment at each balance sheet date. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

Trademarks	between 5 and 10 years
Software	between 3 and 7 years

1.11 INVENTORIES

Inventories are stated at the lower of cost and net realisable value. Cost is based on the weighted average principle and includes expenditure incurred in acquiring the inventories and other costs in bringing them to their existing location and condition.

Where necessary, provision is made to reduce the cost to no more than net realisable value having regard to the nature and condition of inventory, as well as anticipated utilisation and saleability.

1.12 IMPAIRMENT EXCLUDING INVENTORIES AND DEFERRED TAX ASSETS

FINANCIAL ASSETS (INCLUDING RECEIVABLES)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset and that the loss event has a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

NON-FINANCIAL ASSETS

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to CGUs. CGUs to which goodwill has been allocated are aggregated so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored for internal reporting purposes which does not exceed the level of individual operating segments. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the consolidated income statement. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the units on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount, only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.13 EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLANS

A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the consolidated income statement in the periods during which services are rendered by employees.

SHORT TERM BENEFITS

Short term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

1.14 PROVISIONS

A provision is recognised in the consolidated balance sheet when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are discounted if the effect of the time value of money is material using a pre-tax market rate adjusted for risks specific to the liability.

1.15 REVENUE RECOGNITION

Revenue, which is stated excluding Value Added Tax and other sales related taxes, is the amount receivable for goods supplied (less returns, trade discounts and allowances) and royalties receivable.

Retail revenues, returns and allowances are reflected at the dates of transactions with customers. Provisions for returns on retail sales are calculated based on historical return levels.

Wholesale revenue is only recognised when the significant risks and rewards of ownership have transferred to the customer according to, and in line with, the various internationally recognised shipping terms agreed with customers. Provisions are made for expected returns and allowances based on historical return levels or commercial agreements.

Royalty revenue from licensing agreements is recognised on an accruals basis in accordance with the substance of the relevant agreement (provided that it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably).

1.16 OPERATING LEASES

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the lease asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the year in which they are incurred.

In the event that lease incentives are received to enter into an operating lease such incentives are recognised as a liability. Lease incentives are recognised as a reduction of rental expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the lease are consumed.

Premiums paid to landlords to secure operating leases are recognised as assets and depreciated to residual value over the lease term.

1.17 FINANCIAL INCOME AND EXPENSES

Financial expenses comprise interest payable and changes in the fair value of financial liabilities that are recognised in the income statement. Financial income comprises interest receivable on funds invested and changes in the fair value of financial assets that are recognised in the consolidated income statement.

Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.

1.18 TAXATION

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the consolidated income statement and consolidated statement of other comprehensive income except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future profits will be available against which the temporary difference can be utilised.

Current and deferred tax assets and liabilities are only offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entities or different taxable entities where there is an intention to settle the balances on a net basis.

1.19 SHARE-BASED PAYMENT TRANSACTIONS

CASH-SETTLED SHARE-BASED PAYMENT SCHEMES

Share-based payment transactions in which the Group receives goods or services by incurring a liability to transfer cash or other assets that is based on the price of the Group’s equity instruments are accounted for as cash-settled share-based payments. The fair value of the amount payable to employees is recognised as an expense, with a corresponding increase in liabilities, over the period in which the employees become unconditionally entitled to payment. The liability is remeasured at each balance sheet date and at settlement date. Any changes in the fair value of the liability are recognised as staff costs in the consolidated income statement.

EQUITY-SETTLED SHARE-BASED PAYMENT SCHEMES

Share-based payment transactions in which the Group receives goods or services by incurring a liability to transfer its own equity instruments are accounted for as equity-settled share-based payments. The payments are assessed at their fair value on the grant date. The cost of the share-based incentives is recognised as an expense over the vesting period of the awards, with a corresponding increase in equity. The estimate of the number of options expected to vest is revised at each balance sheet date.

When options and awards are exercised, they are settled through awards of shares held in the Employee Benefit Trust. The proceeds received from the exercises, net of any directly attributable transaction costs, are credited to equity.

1.20 OWN SHARES RESERVE

Where the Company or its subsidiaries (including the Jimmy Choo PLC Employee Benefit Trust) purchase the Company’s own equity shares, the cost of those shares, including any attributable transaction costs, is presented within the own shares reserve as a deduction in shareholders’ equity in the consolidated financial statements.

1.21 ADOPTION OF NEW AND REVISED STANDARDS

ADOPTION OF NEW STANDARDS

With effect from 1 January 2016, the Group has adopted the following standards, amendments and improvements issued by the IASB and effective during 2015 and 2016.

IFRS 11 (Amendments) Accounting for Acquisitions of Interests in Joint Operations
IAS 16 and 38 Classification of Acceptable Methods of Depreciation and Amortisation
IAS 27 (Amendments) Equity Method in Separate Financial Statements
Annual Improvements to IFRSs 2012-2014 Cycle IFRS 10.12, and IAS 28 (Amendments)
IAS 1 (Amendments) Disclosure Initiative

FUTURE ADOPTION OF NEW STANDARDS

At the date of authorisation of these financial statements, the following standards and interpretations which have not been applied in these financial statements were in issue but not yet effective:

IFRS 14	Regulatory Deferral Accounts
IFRS 15	Revenue from Contracts with Customers
IFRS 9	Financial Instruments
IFRS 10 and IAS 28 (Amendments)	Sale or Contribution between an Investor and its Associate or Joint Venture
IAS 12 (Amendments)	Recognition of Deferred Tax Assets for Unrealised Losses
IFRS 16	Leases

The Group chose not to adopt any of the above standards and interpretations early. It is anticipated that adoption of these standards and interpretations in future periods will not have a material impact on the Group’s financial results except for the following standards that may alter measurement and/or disclosure:

•	IFRS 9 Financial Instruments and additions to IFRS 9

•	IFRS 15 Revenue from Contracts with Customers

•	IFRS 16 Leases

The Group is assessing the impact of IFRS 9 Financial Instruments, IFRS 15 Revenue from Contracts with Customers and IFRS 16 Leases. The Group’s initial view is that IFRS 9 and IFRS 15 will not have a material impact on measurement but may require some further disclosure. From the initial analysis of the potential impact of IFRS 16 Leases, the Group recognises that there is likely to be a significant impact in the financial statements for both asset values, with the creation of a right to use asset, and liabilities, with an increase in financial liabilities, which will impact the classification and reporting of costs and profits in the consolidated income statement. The assessment of the impact of IFRS 16 Leases is at an early stage and will require further work to verify the completeness and accuracy of data.

Beyond the information above, it is not practicable to provide a reasonable estimate of the effect of these standards until a detailed review has been completed.

2. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the consolidated financial statements requires the Directors to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to accounting estimates are recognised in the year in which the estimate is revised and in any future year impacted. The key judgements and estimates employed in the financial statements are considered below.

IMPAIRMENT OF GOODWILL AND OTHER INDEFINITE LIFE INTANGIBLE ASSETS

On an annual basis, the Group is required to perform an impairment review to assess whether the carrying value of goodwill and other indefinite life intangible assets is less than its recoverable amount. The recoverable amount is based on a calculation of expected future cash flows, which include estimates of future performance. Details of assumptions used in the impairment tests are detailed in note 10.

KEY MONEY VALUATION

Judgement is required in estimating the residual value of key money paid to outgoing tenants to secure a leasehold property. In certain locations, the residual value of key money is considered to be equal to cost, either due to legal protection offered to tenants in that jurisdiction or because it is common practice to at least recover the amounts paid at the end of the lease due to the existence of an active market for operating leases of prime luxury real estate.

VALUATION OF OTHER INTANGIBLE ASSETS

The assessment of fair value in a business combination requires the recognition and measurement of the identifiable assets, liabilities and contingent liabilities in the acquired business. The key judgements required are the identification of intangible assets meeting the recognition criteria of IAS 38 and their attributable fair values. The key assumptions in relation to the brand valuation are the Directors’ best estimate of its life and the royalty and discount rate used in its valuation.

SHARE-BASED PAYMENTS

The vesting of awards granted under the Group’s share-based payments scheme is dependent upon continued employment within the Group over the vesting period. Judgement is required in determining the number of shares that will ultimately vest.

TAXATION

The Group recognises deferred tax assets and liabilities based upon future taxable income and the expected recoverability of the balance. The estimate will include assumptions regarding future income streams of the Group and the future movement in corporation tax rates in the respective jurisdictions. The estimation of provisions and liabilities in respect of current taxation depends on estimates and judgements in respect of whether or not and the extent to which items of income and expenditure will be taxable. The estimation of provisions in respect of current taxation depends on estimates and judgements in respect of ongoing tax inquiries and the uncertainty surrounding their resolution.

Current tax liabilities include £1.8m (2015: £2.8m) in relation to regional transfer pricing inquiries. The provision represents management’s best estimate of the anticipated settlement of these inquiries which are all expected to be resolved within the next financial year.

3. OPERATING SEGMENTS

The Chief Operating Decision Maker (“CODM”) is the Executive Directors. Internal management reports are reviewed by the CODM. Key measures used to evaluate segment performance are revenue and segment contribution to operating profit and EBITDA. Management believes that these measures are the most relevant in evaluating the performance of the segment and for making resource allocation decisions as central costs are not allocated across the segments.

The CODM considers the Group’s segments to be its three channels to market, being Retail (including Online), Wholesale and Other.

Retail revenue is generated through the sale of luxury goods to end clients through Jimmy Choo DOS in UK, Europe, USA, Canada, Hong Kong, China, Singapore, Malaysia and Japan and through the Group’s website.

Wholesale revenue is generated through the sale of luxury goods to distribution partners, multibrand department stores and specialty stores worldwide.

Other revenue is predominantly generated through receipt of royalties from the Group’s global licensees of Jimmy Choo branded fragrance, sunglasses and eyewear products.

There are no material inter-segment transactions.

An analysis of net assets by segment is not reviewed by the CODM and accordingly is not presented below. Total assets by segment have been presented below.

The following is an analysis of the Group’s revenue and results by reportable segment for the year ended 31 December 2016.

	Retail 2016 £M	Wholesale 2016 £M	Other 2016 £M	Total 2016 £M
Revenue	243.9	107.2	12.9	364.0

Segment contribution	54.4	49.1	1.9	105.4

Administrative expenses				(62.9)
Operating profit				42.5
Financial expenses				(15.3)
Loss on financial instruments				(9.5)

Profit before tax				17.7

The following is an analysis of the Group’s revenue and results by reportable segment for the year ended 31 December 2015.

	Retail 2015 £M	Wholesale 2015 £M	Other 2015 £M	Total 2015 £M
Revenue	207.7	99.8	10.4	317.9

Segment contribution	47.0	47.0	0.6	94.6

Administrative expenses				(64.8)
Operating profit				29.8
Financial income				2.8
Financial expenses				(5.4)
Loss on financial instruments				(5.1)

Profit before tax				22.1

SEGMENT ASSETS

The following table provides an analysis of the Group’s total assets by reportable segment:

	2016 £M	2015 £M
Retail	155.9	122.3
Wholesale	20.1	20.4
Other	40.5	27.3

Total segment assets	216.5	170.0

Goodwill and brand	575.5	573.9
Cash and cash equivalents	14.8	13.8
Investments in equity-accounted investees	0.2	0.2
Taxation	12.5	10.0

Total assets	819.5	767.9

ENTITY-WIDE DISCLOSURES

The following table provides an analysis of the Group’s revenue by geographical destination, irrespective of the origin of the goods:

	2016 £M	2015 £M
UK	42.2	37.0
EMEA excluding UK	108.7	92.7
Americas	104.6	106.4
Asia excluding Japan	56.3	42.2
Japan	52.2	39.6

Total	364.0	317.9

The total of non-current assets other than deferred tax assets located in the UK and foreign countries is as follows:

	2016 £M	2015 £M
UK	592.5	590.5
EMEA excluding UK	29.5	22.4
Americas	27.2	20.3
Asia excluding Japan	12.3	12.2
Japan	2.5	1.2

Total	664.0	646.6

The Group did not have a single customer which accounted for more than 10% of the Group’s consolidated revenue in either of the years presented.

4. OPERATING PROFIT

Operating profit is stated after charging/(crediting):

	2016 £M	2015 £M
Depreciation of fixed assets	18.3	16.1
Loss on disposal of fixed assets	0.4	0.3
Amortisation of other intangible fixed assets	1.6	1.4
Operating lease rentals for land and buildings	34.0	28.3
Net (gain)/loss on foreign currency translation	(6.8)	0.9

5. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the profit attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year. There were no new shares issued during the year. The difference between basic and diluted earnings per share is not material.

	2016 No. of shares	2015 No. of shares
Basic weighted average shares	377,965,523	377,786,469
Outstanding shares as at 31 December	378,591,494	377,786,469

	2016 £M	2015 £M
Profit for the year	15.4	19.4

Earnings per share is calculated as follows:

	2016	2015
Basic and diluted earnings per ordinary share (pence)	4.1	5.1

6. AUDITOR’S REMUNERATION

	2016 £M	2015 £M
Fees payable for the audit of the Company’s financial statements	0.3	0.2
Amounts receivable by the Company’s auditor and its associates in respect of:
Audit of financial statements of subsidiaries of the Company	0.1	0.1
Taxation compliance services	0.1	0.1
Other non-audit services	—	0.1

Total auditor remuneration	0.5	0.5

Included in auditor remuneration for the year ended 31 December 2016 were fees incurred in relation to tax advice for the replatforming of the business of: £nil (2015: £0.1m).

7. STAFF NUMBERS AND COSTS

The average number of persons employed by the Group (including Directors), analysed by category, was as follows:

	2016	2015
Administration	267	288
Selling and distribution	910	803

Total staff numbers	1,177	1,091

The aggregate payroll costs incurred were as follows:

	2016 £M	2015 £M
Wages and salaries	51.5	44.2
Social security costs	6.2	5.3
Share-based payments	2.8	2.9
Contributions to defined contribution plans	3.0	2.1

Total staff costs	63.5	54.5

Share-based payment expenses have been recognised in administrative expenses.

8. FINANCIAL INCOME AND EXPENSES

	2016 £M	2015 £M
Foreign exchange gain on external borrowings	—	2.8

Total financial income	—	2.8

Interest expense on bank loans and overdrafts	(5.1)	(5.0)
Finance charges	(1.0)	(0.4)
Foreign exchange loss on external borrowings	(9.2)	—

Total financial expenses	(15.3)	(5.4)

Loss on financial instruments	(9.5)	(5.1)

Net financing expense	(24.8)	(7.7)

The foreign exchange loss on external borrowings in 2016 relates to the close-out on the old debt facilities (see note 17).

9. TAXATION

TAXATION RECOGNISED IN THE CONSOLIDATED INCOME STATEMENT

	2016 £M	2015 £M
Corporation tax charge for the year	6.3	5.7
Adjustments for prior year	(1.2)	(0.3)
Double taxation relief	(0.2)	(0.1)
Foreign tax for current year	0.2	0.2

Current taxation	5.1	5.5

Origination and reversal of temporary differences	(0.2)	1.5
Impact of change in tax rate	(2.1)	(4.9)
Adjustments for prior year	(0.5)	0.6

Deferred tax credit	(2.8)	(2.8)

Total tax charge for the year	2.3	2.7

The tax charge is reconciled with the standard rates of UK corporation tax as follows:

	2016 £M	2015 £M
Profit before tax	17.7	22.1

UK corporation tax at standard rate of 20.00% (2015: 20.25%)	3.5	4.5
Factors affecting the charge for the year:
Expenses not deductible for tax purposes	1.3	2.1
Utilisation of losses brought forward	(0.2)	(0.3)
Impact of change in tax rate	(2.1)	(4.8)
Adjustments in respect of prior year	(1.8)	0.3
Difference of overseas rate	1.6	0.9

Total tax charge for the year	2.3	2.7

FACTORS AFFECTING THE FUTURE, CURRENT AND TOTAL TAX CHARGES

Reductions in the UK corporation tax rate from 20% to 19% on 1 April 2017 and to 17% on 1 April 2020 were substantively enacted on 18 November 2015 and 15 October 2016 respectively. This will reduce the Company’s future current tax charge accordingly.

The deferred tax assets and liabilities at 31 December 2016 have been calculated based on the rates substantively enacted at the balance sheet date in each jurisdiction which was 17% in the UK.

10. INTANGIBLE ASSETS

	Goodwill £M	Brand £M	Key money £M	Software and other intangible assets £M	Total £M
Cost
Balance at 1 January 2015	306.7	263.8	14.7	2.7	587.9
Additions through business combinations (note 12)	3.4	—	—	—	3.4
Additions	—	—	1.3	8.0	9.3
Exchange differences	0.1	—	(0.8)	—	(0.7)

Balance at 31 December 2015	310.2	263.8	15.2	10.7	599.9

Additions	—	—	0.8	8.3	9.1
Disposals	—	—	—	(0.1)	(0.1)
Exchange differences	1.5	—	2.8	0.1	4.4

Balance at 31 December 2016	311.7	263.8	18.8	19.0	613.3

Amortisation
Balance at 1 January 2015	—	—	2.0	0.7	2.7
Amortisation for the year	—	—	0.4	1.0	1.4
Exchange differences	—	—	(0.2)	—	(0.2)

Balance at 31 December 2015	—	—	2.2	1.7	3.9

Amortisation for the year	—	—	0.4	1.2	1.6
Disposals	—	—	—	(0.1)	(0.1)
Exchange differences	—	—	0.6	0.1	0.7

Balance at 31 December 2016	—	—	3.2	2.9	6.1

Net book value
At 31 December 2016	311.7	263.8	15.6	16.1	607.2

At 31 December 2015	310.2	263.8	13.0	9.0	596.0

Amortisation of key money is recognised in selling and distribution expenses in the consolidated income statement. All other amortisation is recognised in administrative expenses.

ALLOCATION OF INDEFINITE LIFE INTANGIBLE ASSETS

The carrying value of goodwill is allocated as follows:

	2016 £M	2015 £M
Retail	194.7	193.1
Wholesale	114.2	114.2
Other	2.8	2.9

Goodwill	311.7	310.2

The additions under software and other intangible assets reflect the costs of the transformation programme.

Goodwill and indefinite life intangible assets are not amortised, but are tested for impairment annually or where there is an indication that goodwill might be impaired. The recoverable amount of all CGUs has been determined on a value-in-use basis.

Goodwill of £294.2m arising on the acquisition of Passion Holdings Limited on 1 July 2011 is allocated to the groups of CGUs acquired that represent the lowest level within the Group at which goodwill is monitored for internal management purposes. This is consistent with the determination of operating segments. For the purpose of impairment testing, the value-in-use of each operating segment is calculated as described below.

Goodwill arising on the acquisitions of J. Choo Hong Kong JV Limited, the business line of Jimmy Choo in Shanghai Kutu Trading Co. Ltd., J. Choo Russia JV Limited and the acquisition described in note 12 is allocated to the Retail segment for impairment testing.

Goodwill arising on the acquisition of Jimmy Choo Florence S.r.l. is allocated to the Other segment for impairment testing.

The Jimmy Choo brand, which was valued at £263.8m on the acquisition of Passion Holdings Limited on 1 July 2011, is considered to have an indefinite useful life and accordingly is tested for impairment on an annual basis, or where an indicator of impairment is identified. The brand is fundamental to the operations of the Group as a whole and is therefore not allocated to CGUs but tested for impairment at the Group level.

IMPAIRMENT TESTING

The value-in-use is represented by the discounted value of future cash flows that are expected from continuous use of the assets associated with the CGUs and by the terminal value attributable to them. In assessing the value-in-use, the cash flow projections were taken from the Group’s three year Strategic Plan, approved by the Board of Directors. The cash flow projections are subject to key assumptions in respect of discount rates, future revenue, margin and EBITDA growth. The Directors have reviewed and approved the assumptions inherent in the model as part of the Strategic Planning process using historical experience and considering economic and business risks facing the Group.

The terminal value was determined using a perpetuity long term growth rate in line with macro-economic estimates of 2.5% (2015: 3.0%).

In assessing the Group’s value-in-use, a discount rate of 7.2% (2015: 7.5%) has been applied to the groups of CGUs.

A sensitivity analysis has been performed on the value-in-use calculations by assuming a reasonable change in the discount rate, revenue growth rates, EBITDA margins and terminal growth rates. The sensitivity analysis has been run individually and combined together and indicates significant headroom between the recoverable amount under these scenarios and the carrying value of goodwill and intangibles.

No impairment has been recognised in respect of the carrying value of the goodwill or the brand in any of the years presented as, for each CGU and the Group as a whole, the recoverable amount exceeds its carrying value.

11. PROPERTY, PLANT AND EQUIPMENT

	Leasehold land and buildings £M	Fixtures and fittings, plant and machinery £M	Total £M
Cost
Balance at 1 January 2015	38.1	42.6	80.7
Additions	11.6	3.9	15.5
Disposals	(2.5)	(1.2)	(3.7)
Transfers	(3.5)	3.5	—
Exchange differences	0.5	0.4	0.9

Balance at 31 December 2015	44.2	49.2	93.4

Additions	9.2	8.7	17.9
Disposals	(3.0)	(4.2)	(7.2)
Exchange differences	9.2	6.0	15.2

Balance at 31 December 2016	59.6	59.7	119.3

Depreciation and impairment
Balance at 1 January 2015	14.9	15.0	29.9
Depreciation charge for the year	6.7	9.4	16.1
Disposals	(2.4)	(1.0)	(3.4)
Transfers	—	—	—
Exchange differences	0.1	0.3	0.4

Balance at 31 December 2015	19.3	23.7	43.0

Depreciation charge for the year	6.7	11.6	18.3
Disposals	(2.8)	(4.0)	(6.8)
Exchange differences	4.6	3.6	8.2

Balance at 31 December 2016	27.8	34.9	62.7

Net book value
At 31 December 2016	31.8	24.8	56.6

At 31 December 2015	24.9	25.5	50.4

12. ACQUISITIONS OF SUBSIDIARIES

ACQUISITIONS IN THE YEAR ENDED 31 DECEMBER 2015

Fair value £M
Non-current assets
Property, plant and equipment	—
Current assets
Inventories	—

Total assets	—

Goodwill	3.4

Total consideration	3.4

Satisfied by:
Cash consideration	3.4

On 1 April 2015, J. Choo Limited acquired part of the trade of American Style Pte. Ltd. and Valiram Avant Garde Sdn. Bhd.. Prior to the acquisition, American Style Pte. Ltd. and Valiram Avant Garde Sdn. Bhd. operated Jimmy Choo franchise stores in Singapore and Malaysia under a distribution agreement with J. Choo Limited. Jimmy Choo (Singapore) Pte. Ltd. subsequently acquired the operating leases, the tangible fixed assets and stock of the franchised stores from American Style Pte. Ltd., and Jimmy Choo (Malaysia) Sdn. Bhd. subsequently acquired the operating lease, the tangible fixed assets and stock of the franchised store from Valiram Avant Garde Sdn. Bhd.. The acquired trade and assets of American Style Pte. Ltd. and Valiram Avant Garde Sdn. Bhd. were accounted for as a single business combination in which the shop fittings, inventory and leases were recognised with a nil fair value. Goodwill represents the fair value of the trade acquired including the operations and a presence in these locations. The total consideration paid was £3.4m. The revenue and loss of the acquired trades from the date of acquisition to 31 December 2015 was £1.4m and £(0.0)m respectively.

13. INVESTMENTS IN ASSOCIATES

The Group’s share of the results of its immaterial associate, which is unlisted, and its aggregated assets and liabilities, are as follows:

	2016 £M	2015 £M
Total assets	3.8	2.7
Total liabilities	(3.3)	(2.1)

Net assets	0.5	0.6
Group’s share of net assets	0.2	0.2
Revenue	4.9	3.9
Profit	0.1	0.1
Group’s share of associate profit	—	—

14. DEFERRED TAX ASSETS AND LIABILITIES

RECOGNISED DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and liabilities are attributable to the following:

ASSETS

	2016 £M	2015 £M
Inventories	6.9	5.6
Employee benefits	1.0	—
Other assets	3.5	3.6

Deferred tax assets	11.4	9.2

LIABILITIES

	2016 £M	2015 £M
Property, plant and equipment	(1.8)	(1.4)
Intangible assets	(44.7)	(47.5)

Deferred tax liabilities	(46.5)	(48.9)
Less deferred tax assets	11.4	9.2

Net deferred tax liabilities	(35.1)	(39.7)

Movement in deferred tax during the year:

	1 January 2016 £M	Recognised in profit and loss (credit)/ charge £M	Recognised in other comprehensive income charge £M	Recognised directly in equity £M	Effect of foreign exchange rate changes £M	31 December 2016 £M
Property, plant and equipment	(1.4)	(0.4)	—	—	—	(1.8)
Intangible assets	(47.5)	2.8	—	—	—	(44.7)
Inventories	5.6	0.1	1.2	—	—	6.9
Employee benefits	—	0.7	—	0.2	—	0.9
Other financial assets (including foreign exchange adjustments)	3.6	(0.4)	—	—	0.4	3.6

	(39.7)	2.8	1.2	0.2	0.4	(35.1)

	1 January 2015 £M	Recognised in profit and loss (credit)/ charge £M	Recognised in other comprehensive income charge £M	Recognised directly in equity £M	Effect of foreign exchange rate changes £M	31 December 2015 £M
Property, plant and equipment	(1.2)	(0.2)	—	—	—	(1.4)
Intangible assets	(52.8)	5.3	—	—	—	(47.5)
Inventories	7.8	(2.3)	0.1	—	—	5.6
Other financial assets (including foreign exchange adjustments)	3.6	—	—	—	—	3.6

	(42.6)	2.8	0.1	—	—	(39.7)

The Group has unrecognised deferred tax assets of £0.5m (2015: £0.7m) in relation to unutilised tax losses carried forward as it is not considered probable that there will be sufficient profits in the foreseeable future from which the losses will be utilised.

15. INVENTORIES

	2016 £M	2015 £M
Finished goods	78.0	54.7
Raw materials	0.1	0.1

Total inventories	78.1	54.8

The cost of inventories recognised as an expense and included in cost of sales for the year was £129.2m (2015: £118.9m). There is no material difference between the balance sheet value of stocks and their replacement cost.

16. TRADE AND OTHER RECEIVABLES

	2016 £M	2015 £M
Trade receivables	28.2	26.1
Allowance for doubtful debts	(0.5)	(0.2)

	27.7	25.9
Amounts owed by related parties (note 25)	1.9	2.2
Other receivables	11.8	9.0
Restricted cash	0.4	0.4
Prepayments and accrued income	3.9	3.2
Other tax receivables	4.4	2.0

Total current trade and other receivables	50.1	42.7

Invoices to customers are generally due for payment within 30 days of the end of the month of issue. The Group’s experience is that the majority of customers pay within that timeframe. Trade receivables disclosed above include amounts which are past due at the reporting date (see below for aged analysis). In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the trade receivable from the date credit was initially granted up to the reporting date. The Group has recognised an allowance for doubtful receivables at each reporting date by considering the recoverability of each receivable.

AGEING OF PAST DUE BUT NOT IMPAIRED RECEIVABLES

	2016 £M	2015 £M
31–60 days	1.1	2.0
60–120 days	0.1	0.4
121+ days	0.4	0.7

Total	1.6	3.1

MOVEMENT IN ALLOWANCE FOR DOUBTFUL DEBTS

	2016 £M	2015 £M
Balance at beginning of the year	(0.3)	(0.3)
Movement in allowance for doubtful debts	(0.2)	—

Balance at the end of the year	(0.5)	(0.3)

The allowance account for trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written-off against the trade receivables directly.

17. INTEREST-BEARING LOANS AND BORROWINGS

The contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost are described below. For more information about the Group’s exposure to interest rate and foreign currency risk, see note 22.

	2016 £M	2015 £M
Bank loans	140.3	113.5
Bank facility	12.9	21.2
Loan from related party	0.6	0.5

Total borrowings	153.8	135.2

Amounts due for settlement within 12 months	12.5	17.8

Amounts due for settlement after 12 months	141.3	117.4

BANK LOAN AND FACILITIES

The principal amounts, interest margins and expiry dates for the main bank facilities as at 31 December 2016 are:

	Principal £M	Principal $/€M	Interest margin	Expiry date
Facility A1 (USD)	110.3	135.2	LIBOR+2.0%	16 March 2021
Facility A2 (EUR)	31.8	37.1	EURIBOR +2.0%	16 March 2021
Revolving Credit Facility B1 (EUR)	12.9	15.0	EURIBOR +2.0%	16 March 2021

The Group’s current bank facility came into effect on 17 March 2016. It consists of two term loans and a revolving credit facility, held by two of the Company’s subsidiary undertakings, Choo USD Finance Limited and Choo EUR Finance Limited. During the year, the previous structured facility was repaid in full.

During the year, the Group made no repayments against Facility A1 or Facility A2.

ANALYSIS OF BORROWINGS BY CURRENCY

	Euro £M	US Dollars £M	Total £M
31 December 2016
Bank loans	31.6	108.7	140.3
Bank facility	12.9	—	12.9
Loan from related party	0.6	—	0.6

	45.1	108.7	153.8

	Euro £M	US Dollars £M	Total £M
31 December 2015
Bank loans	50.3	63.2	113.5
Bank facility	21.2	—	21.2
Loan from related party	0.5	—	0.5

	72.0	63.2	135.2

18. TRADE AND OTHER PAYABLES

	2016 £M	2015 £M
Current
Trade payables	50.0	46.4
Accruals and deferred income	41.2	26.5
Accrued interest on bank facilities	1.4	1.8
Amounts owed to related parties (note 25)	3.5	4.1
Amounts owed to associate (note 25)	2.0	2.0
Deferred consideration owed to related parties (note 25)	0.4	0.7
Other creditors	13.8	5.3

Total current trade and other payables	112.3	86.8

Non-current
Put option over non-controlling interest (note 25)	0.5	0.5
Deferred consideration owed to related parties (note 25)	0.9	0.8
Other creditors	6.2	3.9

Total non-current trade and other payables	7.6	5.2

The Directors consider that the carrying amount of trade payables is approximate to their fair value.

Deferred consideration arose on the acquisition of Jimmy Choo Florence S.r.l. (formerly Studio Luxury S.r.l.) on 5 August 2014 and is payable in four tranches between 1 January 2015 and 31 December 2018.

19. OTHER LIABILITIES

	2016 £M	2015 £M
Current
Employee Benefit Trust liability	2.6	1.3
Non-current
Employee Benefit Trust liability	13.4	14.3

Total other liabilities	16.0	15.6

The Jimmy Choo PLC Employee Benefit Trust acquired the Company’s own shares in 2014 from JAB Luxury GmbH, the Group’s majority shareholder. The consideration for the shares remains outstanding and will fall due for payment when shares are awarded to employees in accordance with the terms of the Group’s long term incentive plan (see note 21). Shares will be returned to JAB Luxury GmbH in the event of being surplus to requirements from ongoing share schemes.

The current liability will be used to satisfy options awarded under the JC PLC Share Award of which one third vested on 1 July 2016 and one third is due to vest on 1 July 2017.

The non-current liability has been discounted applying a pre-tax discount rate of 1.8% (2015: 1.8%) that has been adjusted for risks specific to the liability.

20. CAPITAL AND RESERVES

	2016 £M	2015 £M
Share capital	389.7	389.7
Share premium	99.5	99.5
Own shares reserve	(15.6)	(16.7)
Translation reserve	(12.8)	(2.5)
Retained earnings	15.4	(3.1)

Total equity	476.2	466.9

SHARE CAPITAL

Share capital is comprised of:

	2016 £M	2015 £M
Allotted and called up
389,737,588 ordinary shares of £1 each	389.7	389.7

SHARE PREMIUM

Share premium of £99.5m arose on the debt for equity swap transaction between JAB Luxury GmbH and Choo Luxury Group Limited on 3 October 2014. The carrying value of the Shareholder Credit Facility (including accrued interest) at the date of the debt for equity swap was £489.2m.

OWN SHARES RESERVE

The cost of the Company’s ordinary shares held by the Jimmy Choo PLC Employee Benefit Trust is treated as a deduction in arriving at total shareholder’s equity. The movement in the own shares reserve was as follows:

	Number of ordinary shares	Average price paid per share	£M
Balance at 1 January 2015	11,951,119	£1.40	16.7
Shares purchased by the Employee Benefit Trust during the year	—	—	—
Balance at 31 December 2015	11,951,119	£1.40	16.7
Shares purchased by the Employee Benefit Trust during the year	—	—	—
Options exercised during the year	(805,025)	£1.40	(1.1)

Balance at 31 December 2016	11,146,094	£1.40	15.6

Shares held by the Jimmy Choo PLC Employee Benefit Trust will be used to satisfy options awarded under the Group’s long term incentive plan (see note 21).

21. SHARE-BASED PAYMENTS

During the year and the prior year, the Group operated two equity-settled share-based compensation schemes for its Directors and employees. Details of each of these schemes are set out in this note.

EQUITY-SETTLED SHARE OPTION SCHEMES

JC PLC SHARE AWARD

Following the partial vesting of the Phantom Option Scheme at IPO in October 2014, 3,571,713 options were cancelled and a new equity-settled share-based payment scheme implemented (the “JC PLC Share Award”). The number of shares awarded under the JC PLC Share Award was calculated by reference to the value attributed to the proportion of previously held phantom options. For each phantom option forfeited, participants received 0.55 share awards, with an exercise price for these options of £1 in total for each exercise.

The options are due to vest in three stages: one third was exercisable on 1 July 2016; one third is exercisable on 1 July 2017; and the remaining third is exercisable on 1 July 2018. The vesting of these options is dependent upon continued employment over the vesting period.

Any vested but unexercised options will automatically lapse on 21 October 2024.

Movements in the number of share awards outstanding are as follows:

	2016	2015
Outstanding at the beginning of the year	1,871,003	1,951,120
Granted during the year	—	—
Exercised during the year	(521,693)	—
Forfeited during the year	—	(80,117)

Outstanding at 31 December	1,349,310	1,871,003

Exercisable at 31 December	101,974	—

The weighted average exercise price of these options is £nil.

ONE-OFF AWARD

2016 GRANTS

On 9 December 2016, share awards of 535,714 ordinary shares in Jimmy Choo PLC were granted as a one-off performance award, with a nominal exercise price of £1 in total for each exercise.

On 13 June 2016, share awards of 214,285 ordinary shares in Jimmy Choo PLC were granted as a one-off performance award, with an exercise price for these options of £1 in total for each exercise. The options were subsequently forfeited on 31 October 2016.

2015 GRANTS

On 31 December 2015, share awards of 214,285 ordinary shares in Jimmy Choo PLC were granted as a one-off performance award, with an exercise price for these options of £1 in total for each exercise.

The vesting of these options is dependent upon continued employment over the vesting period. Any vested but unexercised options will automatically lapse on 21 October 2024. The fair value of the award was determined as £1.41 based on the market value of ordinary shares at the grant date.

2014 GRANTS

On 30 October 2014, share awards of 9,842,858 ordinary shares in Jimmy Choo PLC were granted as a one-off award at IPO to members of the Group’s Senior Management team, with a nominal exercise price of £1 in total for each exercise.

The options were awarded in three tranches, each with different vesting conditions:

1. MAIN AWARD

50% of the options granted are exercisable on the fifth anniversary of the grant date and 50% are exercisable on the sixth anniversary of the grant date. The total number of shares granted under this award was 7,921,429.

2. ALTERNATE GRANT 1

33% of the options granted are exercisable on the fourth anniversary of the grant date; 33% are exercisable on the fifth anniversary of the grant date and 33% are exercisable on the sixth anniversary of the grant date. The total number of shares granted under this award was 1,071,429.

3. ALTERNATE GRANT 2

850,000 options were granted with vesting conditions that are the same as the JC PLC Share Awards described above.

The vesting of these options is dependent upon continued employment over the vesting period. Any vested but unexercised options will automatically lapse on 21 October 2024. The fair value of the award was determined as £1.40 based on the market value of ordinary shares at the grant date.

Movements in the number of share awards outstanding are as follows:

	2016	2015
Outstanding at the beginning of the year	9,092,857	9,842,858
Granted during the year	749,999	214,285
Exercised during the year	(283,332)	—
Forfeited during the year	(214,285)	(964,286)

Outstanding at 31 December	9,345,239	9,092,857

Exercisable at 31 December	—	—

The weighted average exercise price of these options is £nil.

22. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

FINANCIAL RISK MANAGEMENT

The Directors have overall responsibility for the oversight of the Group’s risk management framework. A formal process for reviewing and managing risk in the business has been developed. A register of strategic and operational risk is maintained and reviewed by the Directors, who also monitor the status of agreed actions to mitigate key risks.

CREDIT RISK

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from wholesale customers and the Group’s foreign exchange forward contracts.

The Group has no significant concentrations of credit risk. The trade receivables balance is spread across a large number of different customers. The Group has policies in place to ensure that wholesale sales are made to customers with an appropriate credit history. The Group only sells to wholesale customers who are creditworthy and mitigates risk in certain markets by trading on terms with accelerated payments, bank guarantees and letters of credit, as well as adopting credit insurance when appropriate. The Group monitors the creditworthiness of counterparties using publicly available information. As a result, the Group’s exposure to bad debts is not significant and default rates have historically been very low. Sales to retail customers are made in cash or through major credit cards. An ageing of overdue receivables is included in note 16.

The Group is also exposed to credit risk arising from other financial assets, which comprise cash and short term deposits and certain derivative instruments. The Group’s exposure to credit risk arises from the default of the counterparty with a maximum exposure equal to the carrying value of these instruments if a counterparty to a financial instrument fails to meet its contractual obligation. The Group’s policy is that surplus funds are placed on deposit with counterparties, who are either party to the Group’s banking syndicate, or who are creditworthy counterparties.

LIQUIDITY RISK

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group ensures that it has sufficient cash or loan facilities to meet all its commitments when they fall due by ensuring that there are sufficient cash or working capital facilities to meet the Group’s cash requirements.

The risk is measured by review of forecast liquidity each month to determine whether there are sufficient credit facilities to meet forecast requirements and by monitoring covenants on a regular basis to ensure there are no expected significant breaches, which would lead to an “Event of Default”. Cash flow forecasts are submitted monthly to the Directors. These continue to demonstrate the strong cash generating ability of the business and its ability to operate within existing agreed banking facilities. There have been no breaches of covenants during the reported years. For further details of the Group’s borrowings see note 17.

All short term trade and other payables, accruals, bank overdrafts and borrowings mature within one year or less. The carrying value of all financial liabilities due in less than one year is equal to their contractual undiscounted cash flows.

The maturity profile of the contractual undiscounted cash flows of the Group’s non-current financial liabilities, excluding derivatives used for hedging, is as follows:

	2016 £M	2015 £M
In more than one year, but not more than two years	(9.0)	(9.1)
In more than two years, but not more than three years	(0.5)	(116.7)
In more than three years, but not more than four years	(6.0)	(6.0)
In more than four years, but not more than five years	(148.3)	(6.3)
In more than five years	—	—

Total non-current financial liabilities	(163.8)	(138.1)

MARKET RISK

Market risk is the risk that changes in the market prices, such as foreign exchange rates and interest rates, will affect the Group’s income. The Group’s exposure to market risk predominantly relates to interest and currency risk.

INTEREST RATE RISK

The Group is exposed to the risk of interest rate fluctuations mainly with regard to the interest expense on the debt carried by Choo USD Finance Limited and Choo EUR Finance Limited. The Group’s bank borrowings incur variable interest rate charges linked to EURIBOR/LIBOR plus a margin. The Group’s policy aims to manage the interest cost of the Group within the constraints of its financial covenant and business plan.

Sensitivity analysis of the effect of a change in interest rates of ±1% is included below.

FOREIGN CURRENCY RISK

The Group operates internationally and is exposed to the foreign exchange risk which can negatively impact revenue, costs, margins and profit.

The Group transacts with its suppliers of finished goods, based in continental Europe, in Euro. In addition to this, the Group is exposed to transaction risk on the translation and conversion of surplus US Dollar, Hong Kong Dollar, Japanese Yen and Chinese Yuan balances, generated by its directly owned stores globally into Euro and Pounds Sterling. The Group’s policy allows these exposures to be hedged for up to 12 months forward in order to create sufficient certainty to price different collections and assure the business cash flows.

Hedging is performed through the use of foreign currency bank accounts and forward foreign exchange contracts and nil cost options. These contracts are put in place as part of the Group’s treasury management strategy. It enables merchandisers to be given targeted exchange rates for products, which are set aligned with the hedge rates for future collections, typically 9 to 12 months before cash flows crystallise. In addition, the Group uses forward foreign exchange contracts in order to hedge its exposure to foreign currency gains and losses arising on the Euro denominated portion of its external bank facilities.

The following table shows the extent to which the Group has monetary assets and liabilities at the balance sheet date in currencies other than the local currency of operation. Monetary assets and liabilities refer to cash, deposits, borrowings and other amounts to be received or paid in cash. Amounts exclude intercompany balances which eliminate on consolidation.

	31 December 2016		31 December 2015
	Monetary assets £M	Monetary liabilities £M	Monetary assets £M	Monetary liabilities £M
Euro	16.2	(104.2)	6.7	(113.8)
US Dollar	9.3	(121.3)	16.9	(64.9)
Japanese Yen	7.6	(4.4)	0.8	—
Hong Kong Dollar	2.9	(2.0)	2.3	(1.9)
Chinese Yuan	2.4	(2.9)	0.1	—
Other currencies	1.7	(2.1)	0.9	(0.4)

	40.1	(236.9)	27.7	(181.0)

PENSION LIABILITY RISK

The Group has no association with any defined benefit pension scheme and therefore carries no deferred, current or future liabilities in respect of such a scheme.

CAPITAL RISK

The capital structure of the Group consists of net borrowings and shareholders’ equity. At 31 December 2016, net borrowings were £139.0m (2015 net borrowings were £121.4m), whilst shareholders’ equity was £476.2m (2015: shareholders’ equity £466.9m).

The Group manages its capital structure to maintain a prudent balance between debt and equity that provides sufficient headroom to finance the Group’s strategic development including acquisitions. The Board’s policy is to retain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future growth. The Board reviews the Group’s capital allocation policy annually to ensure that these objectives can be achieved. There were no changes in the Group’s approach to capital management during the period under review although new borrowing facilities were put in place in March 2016.

The Group operates globally, primarily through subsidiary companies established in the markets in which the Group trades. The Group’s operating subsidiaries are generally cash generative. The Group’s policy is to maintain borrowing facilities centrally which are then used to finance the Group’s operating subsidiaries, either by way of equity investments or loans.

There are financial covenants associated with the Group’s borrowings. On the previous facility, the covenants were leverage (net debt to EBITDA) and cash flow cover (cash flow to debt service). The new facility now in place has one covenant test (net debt to EBITDA). The Group was in compliance with all covenant measures throughout the reported years.

Cash is used to fund the Group’s ongoing investment and growth of the global brand, as well as to make routine outflows of capital expenditure, tax and repayment of maturing debt. The Group has access to a revolving credit facility of US$105.8m (£86.3m) of which US$16.4m (£12.9m) was utilised at 31 December 2016 (2015: €21.3m (£15.7m) utilised). As part of the new facility arrangement, the Group has access to an accordion credit facility of £50m, which was unutilised at 31 December 2016.

FAIR VALUE DISCLOSURES

The carrying amount of financial assets and liabilities approximate their fair values. The majority of the financial assets are current. The majority of the current interest-bearing liabilities are at variable interest rates. The fair values of the non-current fixed rate interest-bearing liabilities are not materially different from their carrying amounts.

The fair value of non-current fixed rate interest-bearing liabilities is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting dates.

The fair value of derivative instruments (currency forwards and options) is determined based on current and available market data. Pricing models commonly used in the market are used, taking into account relevant parameters such as forward rates, spot rates, discount rates, yield curves and volatility.

FAIR VALUE HIERARCHY

Financial instruments carried at fair value are categorised into the below levels, reflecting the significance of the inputs used in estimating the fair values:

Level 1: Quoted prices (unadjusted) in active markets for identical instruments;

Level 2: Valuation techniques based on observable inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly from market data;

Level 3: Valuation techniques using significant unobservable inputs, this category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation.

The Group recognises derivative financial instruments at fair value. No other financial instruments are carried at fair value. The derivative financial instruments have been measured using a Level 2 valuation method.

The fair value of financial assets and liabilities are as follows:

	2016 £M	2015 £M
Cash and cash equivalents	14.8	13.8
Trade and other receivables	50.1	42.7

Total financial assets	64.9	56.5

Trade and other payables	(119.9)	(92.0)
Borrowings	(153.8)	(135.2)
Other liabilities (note 19)	(16.0)	(15.6)
Other financial liabilities	(2.2)	(1.3)

Total financial liabilities	(291.9)	(244.1)

FINANCIAL INSTRUMENTS SENSITIVITY ANALYSIS

In managing interest rate and currency risks, the Group aims to reduce the impact of short term fluctuations on its earnings. At the end of each reporting year, the effect of hypothetical changes in interest and currency rates is as follows:

INTEREST RATE SENSITIVITY ANALYSIS

The table below shows the Group’s sensitivity to interest rates on floating rate borrowings (i.e. cash and cash equivalents and bank borrowings which attract interest at floating rates) if interest rates were to change by ±1%.

The impact on the results in the consolidated income statement and consolidated statement of other comprehensive income and equity would be:

	2016 Increase/ (decrease) in equity £M	2015 Increase/ (decrease) in equity £M
+1% movement in interest rates	(1.5)	(1.3)
-1% movement in interest rates	1.5	1.3

FOREIGN EXCHANGE RATE SENSITIVITY ANALYSIS

The table below shows the Group’s sensitivity to Pounds Sterling strengthening/weakening by 10%:

	2016 Increase/ (decrease) in equity £M	2015 Increase/ (decrease) in equity £M
10% appreciation of Pounds Sterling	18.1	13.5
10% depreciation of Pounds Sterling	(21.7)	(17.6)

This analysis is based on foreign currency exchange rate variances that the Group considered to be reasonably possible at the end of the reporting year. The analysis assumes that all other variables, in particular interest rates, remain constant.

OTHER FINANCIAL ASSETS AND LIABILITIES

Other financial assets and liabilities are the result of derivative contracts entered into by the Group to hedge against exchange rate risk. The derivative contracts have been recognised at fair value.

	2016 £M	2015 £M
Forward foreign exchange contracts	(2.2)	(1.3)

23. OPERATING LEASES

The Group leases various retail stores and offices under non-cancellable operating lease arrangements. These leases have varying terms including duration and renewal rights.

Non-cancellable operating lease rentals are payable as follows:

	Land and buildings
	2016 £M	2015 £M
Less than one year	31.7	29.2
Between one and five years	79.1	81.3
More than five years	27.5	32.9

Total operating leases	138.3	143.4

In addition, the Group had annual commitments under concession agreements totalling £3.3m per annum at 31 December 2016 (2015: £3.6m).

24. COMMITMENTS

Following the establishment of the joint venture in Russia in 2013, put and call options exist over the remaining 50% of the share capital of J. Choo Russia JV Limited. J. Choo Limited holds a call option over the remaining shares and Oxana Bondarenko holds the put option. Both options are exercisable at the end of the joint venture agreement in 2018. The fair value of the future consideration payable is estimated to be £0.5m at 31 December 2016 (2015: £0.5m).

In 2012, the Company entered into a joint and several money only guarantee of up to £15.0m for a UK lease for the benefit of Belstaff International Limited, a fellow subsidiary of JAB Luxury GmbH. The Company is counter-indemnified in respect of this guarantee by JAB Luxury GmbH.

There was no unprovided capital or other financial commitments at 31 December 2016 (2015: £nil).

25. RELATED PARTIES

TRANSACTIONS WITH KEY MANAGEMENT PERSONNEL

The compensation of key management personnel (including the Directors) is as follows:

	2016 £M	2015 £M
Key management personnel emoluments
Emoluments (of which Directors £1.5m (2015: £1.2m))	5.3	5.6
Termination payments	—	0.4
Share-based payments (of which Directors £1.3m (2015: £1.2m))	2.8	2.9

Total emoluments	8.1	8.9

Company contributions to money purchase pension schemes (of which Directors £0.0m (2015: £0.0m))	0.2	0.1
Total emoluments	8.3	9.0

OTHER RELATED PARTY TRANSACTIONS

Balances between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. The Group has related party relationships with its shareholder, JAB Luxury GmbH, other subsidiary undertakings of JAB Luxury GmbH, its associate and the other shareholder of J. Choo Russia JV Limited. The Group entered into the following transactions during the year:

	2016		2015
	Income £M	Expense £M	Income £M	Expense £M
Parent company
JAB Luxury GmbH	0.1	—	0.2	(0.4)

Other related parties
Bally GC Retail Co. Limited	—	—	—	(0.1)
Bally UK Sales Ltd.	—	—	—	(0.3)
Bally China	—	(0.1)	—	—
Belstaff International Limited	—	—	—	(0.5)
LLX Global Business Services Americas Inc.	—	(0.8)	—	(0.9)
LLX Global Business Services Hong Kong Limited	—	(0.3)	—	(0.3)
LLX Global Business Services Japan KK	—	(0.2)	—	—
LLX Global Business Services (Shanghai) Co., Ltd.	—	(0.2)	—	(0.1)
LLX Global Business Services SA	—	(1.9)	—	—
LLX Global Business Services UK Ltd	—	(0.6)	—	(3.8)
JC Industry S.r.l. (associated company)	—	(5.8)	—	(3.3)
Oxana Bondarenko	—	(0.2)	—	(0.1)

Total	0.1	(10.1)	0.2	(9.8)

OTHER RELATED PARTY TRANSACTIONS

The following amounts were outstanding at the balance sheet date:

	2016		2015
	Receivable £M	Payable £M	Receivable £M	Payable £M
Parent company
JAB Luxury GmbH	0.2	(16.0)	—	(15.7)

Other related parties
Bally Americas Inc.	0.1	—	0.1	—
Bally GC Retail Co. Limited	—	—	—	—
Bally UK Sales Ltd.	1.1	—	1.5	(0.1)
Belstaff International Limited	0.1	—	—	(0.5)
LLX Global Business Services UK Ltd	0.4	(0.2)	0.5	(3.0)
LLX Global Business Services Americas Inc.	—	(0.4)	—	(0.3)
LLX Global Business Services Hong Kong Limited	—	—	—	(0.1)
LLX Global Business Services SA	—	(2.5)	0.1	—
LLX Global Business Services (Shanghai) Co., Ltd.	—	(0.1)	—	—
LLX Global Business Services Japan KK	—	(0.1)	—	—
Luxury Italia Holding S.r.l.	—	(1.3)	—	(1.4)
JC Industry S.r.l. (associated company)	—	(2.0)	—	(2.0)
Oxana Bondarenko	—	(0.7)	—	(1.1)

Total	1.9	(23.3)	2.2	(24.2)

The Group received income of £0.1m (2015: £0.2m) and incurred no expenses (2015: £0.4m) on behalf of or receivable or payable to JAB Luxury GmbH during the year to 31 December 2016.

Included in the payable to Bally UK Sales Ltd. is £nil (2015: £0.1m) in relation to surrender of tax losses.

Included in the payable to Belstaff International Limited is £nil (2015: £0.5m) in relation to surrender of tax losses.

Included in the payable to Oxana Bondarenko is £0.5m (2015: £0.5m) for a put option to purchase the remaining 50% share capital of J.Choo Russia JV Limited at the end of the joint venture agreement in 2018.

26. ULTIMATE PARENT COMPANY

The majority shareholder is JAB Luxury GmbH and the ultimate controlling party is Agnaten SE, a company incorporated in Austria.

27. POST BALANCE SHEET EVENTS

UAE Joint Venture

On 6 July 2017, six franchise doors in the UAE were converted to retail doors following the establishment of a joint venture with Al-Tayer Group.

Strategic Review

On 25 July 2017, the board of directors of Jimmy Choo PLC and Michael Kors Holdings Limited entered into a definitive agreement (Form 2.7) and a cooperation agreement (“the Agreements”) on the terms of a recommended cash acquisition (“the Acquisition”) by which the entire issued and to be issued ordinary share capital of Jimmy Choo PLC will be acquired by JAG Acquisitions (UK) Limited, a wholly-owned subsidiary of Michael Kors Holdings Limited, subject to the regulatory clearances and terms and conditions set out in the Agreements. Upon the completion of the Acquisition, Michael Kors Holdings Limited will become the controlling party of the company.

The Acquisition is to be effected by means of a Court approved scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”). On 18 September 2017 holders of Scheme Shares voted to approve the Scheme at the Court Meeting. On the same date Jimmy Choo shareholders voted to approve the Scheme at an Extraordinary General Meeting of shareholders.